As filed with the Securities and Exchange Commission on August 1, 2003

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DENDREON CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	22-3203193
(State of Incorporation)	(I.R.S. Employer Identification No.)

3005 First Avenue

Seattle, Washington 98121

(206) 256-4545

(Address of Principal Executive Offices)

2000 Equity Incentive Plan, as amended

(Full title of the plan)

Copy to:

Michell H. Gold, M.D. Chief Executive Officer Dendreon Corporation 3005 First Avenue Seattle, Washington 98121 (877) 256-4545	Christopher J. Voss, Esq. Stoel Rives LLP 600 University Street, Suite 3600 Seattle, Washington 98101 (206) 624-0900
(Name, address, including zip code, and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)		Proposed maximum offering price per share		Proposed maximum aggregate offering price (4)	Amount of registration fee

Common Stock, $.001 par value, including related rights to purchase Series A junior participating preferred stock	4,021,300	(2)	$44.24	(3)	$30,239,331	$2,446

(1)	Together with an indeterminate number of additional shares that may be necessary to adjust the number of shares reserved for issuance pursuant to such employee benefit plan as the result of any future stock split, stock dividend or similar adjustment of the Registrant’s outstanding Common Stock, and including related rights to purchase Series A junior participating preferred stock.
(2)	Includes 1,601,447 shares subject to options outstanding under the 1991 Incentive and Compensation Plan of Corvas International, Inc. (“Corvas”) and the Corvas 2000 Equity Incentive Plan, and certain options granted outside the Corvas plans (collectively, the “Corvas Options”), that were assumed by the registrant in connection with the registrant’s acquisition of Corvas on July 30, 2003.
(3)	The exercise prices for the Corvas Options assumed by the registrant in connection with the registrant’s acquisition of Corvas on July 30, 2003, as adjusted to reflect the exchange ratio as provided in the merger agreement between the registrant and Corvas, range from $44.24 per share to $2.98 per share.
(4)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) and (c) of the Securities Act of 1933.

EXPLANATORY NOTE

On July 29, 2003, our stockholders approved amendments to our 2000 Equity Incentive Plan to, among other things,

•	increase the number of shares of our common stock authorized for issuance under the Equity Incentive Plan by an additional 2,000,000 shares;

•	increase the number of shares of our common stock annually reserved for issuance under the Equity Incentive Plan, effective as of and from January 1, 2004, from 550,000 to 750,000 shares; and;

•	expressly permit us to assume existing options, stock bonuses and restricted stock awards that were granted or issued by another corporation and assumed by us in connection with a merger, consolidation or other corporate reorganization in which we are a party.

On July 30, 2003, we acquired Corvas International, Inc. In connection with the acquisition, and as provided in the Agreement and Plan of Merger dated February 24, 2003, as amended, between Corvas and us, we assumed all of the outstanding options under the Corvas 1991 Incentive and Compensation Plan and the Corvas 2000 Equity Incentive Plan, in addition to 45,000 options to purchase Corvas common stock granted outside of those plans (collectively, the “Assumed Options”). The Assumed Options, with appropriate adjustments to the number of shares issuable upon exercise and to their exercise prices to reflect the exchange ratio as provided in the merger agreement, became options exercisable for our common stock upon closing of the acquisition.

We have prepared this registration statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended, to register shares of our common stock (and related rights to purchase our Series A junior participating preferred stock) issuable pursuant to our 2000 Equity Incentive Plan, including upon exercise of the Assumed Options.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

We will send or give the documents containing the information required by Part I of Form S-8 to participants in our 2000 Equity Incentive Plan, including holders of the Assumed Options, pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by us with the Securities and Exchange Commission are incorporated by reference into this registration statement as of their respective dates of filing:

•	Our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2002;

•	Our Quarterly Report on Form 10-Q for the three months ended March 31, 2003;

•	Our Current Reports on Form 8-K for the events of February 24, April 29, June 11, June 16, and July 30, 2003;

•	The description of our common stock set forth in our registration statement on Form 8-A, which was filed on May 22, 2000; and

•	The description of our Series A junior participating preferred stock set forth in our Current Report on Form 8-K, which was filed on September 25, 2002.

These filings are available, at no cost, by writing or telephoning us at the following address:

Dendreon Corporation

3005 First Avenue

Seattle, Washington 98121

(877) 256-4545

Attention: Investor Relations

All documents that we file after the date of this registration statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), before the filing of a post-effective amendment hereto which indicates that all securities offered hereby have been sold or which deregisters any securities then remaining unsold, also shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from their respective dates of filing.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement contained in this registration statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933. Our bylaws provide for mandatory indemnification of our directors and officers and permissible indemnification of employees and other agents to the maximum extent not prohibited by the Delaware General Corporation Law. Our certificate of incorporation provides that, pursuant to Delaware law, our directors shall not be liable for monetary damages for breach of their fiduciary duty as directors to us and our stockholders. This provision in the certificate of incorporation does not eliminate the directors’ fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to us for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

We have entered into indemnification agreements with our officers and directors. The indemnification agreements provide our officers and directors with further indemnification to the maximum extent permitted by the Delaware General Corporation Law. We maintain liability insurance for our directors and officers. Reference is also made to Section 9.8 of the Fourth Amended and Restated Stockholders’ Agreement, filed as an exhibit to our Registration Statement on Form S-1 (File No. 333-31920), indemnifying certain of our stockholders, including controlling stockholders, against certain liabilities.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

(a) See Exhibit Index following the signature page hereof.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

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(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (S 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, That paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on July 30, 2003.

DENDREON CORPORATION

By:	/s/ MITCHELL H. GOLD, M.D.
Mitchell H. Gold, M.D. Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Mitchell H. Gold, M.D., and Martin A. Simonetti, and each or any of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead in any and all capacities, to sign any and all amendments (including post-effective amendments) and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ MITCHELL H. GOLD, M.D. Mitchell H. Gold, M.D.	Chief Executive Officer (Principal Executive Officer) and Director	July 30, 2003

/s/ CHRISTOPHER S. HENNEY, PH.D., D.SC. Christopher S. Henney, Ph.D., D.Sc.	Executive Chairman of the Board of Directors	July 30, 2003

/s/ MARTIN A. SIMONETTI Martin A. Simonetti	Chief Financial Officer (Principal Financial and Accounting Officer)	July 30, 2003

Susan B. Bayh	Director

Gerardo Canet	Director

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/s/ BOGDAN DZIURZYNSKI Bogdan Dziurzynski	Director	July 30, 2003

/s/ TIMOTHY HARRIS, PH.D. Timothy Harris, Ph.D.	Director	July 30, 2003

/s/ M. BLAKE INGLE M. Blake Ingle	Director	July 30, 2003

/s/ RUTH KUNATH Ruth Kunath	Director	July 30, 2003

/s/ DAVID L. URDAL, PH.D. David L. Urdal, Ph.D.	Director	July 30, 2003

/s/ DOUGLAS WATSON Douglas Watson	Director	July 30, 2003

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INDEX TO EXHIBITS

Exhibit Number	Description

4.1	Amended and Restated Certificate of Incorporation (1)

4.2	Amended and Restated Bylaws (2)

4.3	Specimen common stock certificate (3)

4.4	Rights Agreement dated as of September 18, 2002 between Dendreon Corporation and Mellon Investor Services LLC (including exhibits thereto) (4)

4.5	Dendreon Corporation Certificate of Designation of Series A Junior Participating preferred stock (4)

5.1	Opinion of Stoel Rives LLP

23.1	Consent of Stoel Rives LLP (included in Exhibit 5.1)

23.2	Consent of Ernst & Young LLP, Independent Auditor

24.1	Power of Attorney (included on the signature page to this registration statement)

99.1	Dendreon Corporation 2000 Equity Incentive Plan, as amended

99.2	1991 Incentive and Compensation Plan of Corvas International, Inc. (“Corvas”), as amended (5)(6)

99.3	Amendment to 1991 Incentive and Compensation Plan of Corvas (7)

99.4	2000 Equity Incentive Plan of Corvas (8)

99.5	Amendment to 2000 Equity Incentive Plan of Corvas (9)

(1)	Incorporated by reference to the registrant’s Form 10-Q for the quarter ended March 31, 2002, as filed on May 14, 2002.
(2)	Incorporated by reference to the registrant’s Current Report on Form 8-K, as filed on June 13, 2003.
(3)	Incorporated by reference to Registration Statement on Form S-1/A (No. 333-31920), of the registrant, as filed on May 22, 2000.
(4)	Incorporated by reference to the registrant’s Current Report on Form 8-K, as filed on September 25, 2002.
(5)	Incorporated by reference to Registration Statement on Form S-1 (No. 33-44555), as amended, of Corvas, as filed on December 31, 1991.
(6)	Incorporated by reference to Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1996 of Corvas, as filed on August 12, 1996.
(7)	Incorporated by reference to Annual Report on Form 10-K for the fiscal year ended December 31, 2000 of Corvas, as filed on March 30, 2001.
(8)	Incorporated by reference to Registration Statement on Form S-8 (No. 333-41784) of Corvas, as filed on July 19, 2000.
(9)	Incorporated by reference to Annual Report on Form 10-K for the fiscal year ended December 31, 2002 of Corvas, as filed on March 14, 2003.